Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

Board of Directors and Shareholders
Mannatech, Incorporated
Coppell, Texas

The audits referred to in our report dated March 27, 2013 relating to the consolidated financial statements of Mannatech, Incorporated and Subsidiaries (the “Company”), which is contained in Item 15(a)(1) of this Form 10-K also included the audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP
Dallas, Texas
March 27, 2013